Exhibit 99.1

Analyst Contact:	Gregory S. Panagos 713-232-7551

Media Contact:	Guy A. Cantwell 713-232-7647	News Release FOR RELEASE: May 6, 2009

TRANSOCEAN LTD. REPORTS

FIRST QUARTER 2009 FINANCIAL RESULTS

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) today reported net income attributable to controlling interest for the three months ended March 31, 2009 of $942 million, or $2.93 per diluted share, compared to net income attributable to controlling interest of $1.149 billion, or $3.58 per diluted share for the three months ended March 31, 2008. Revenues for the first quarter of 2009 were $3.118 billion compared to $3.110 billion for the first quarter of 2008.

First quarter 2009 results were adversely impacted by certain net charges, after tax, totaling $264 million, or $0.82 per diluted share, as follows:

•	$221 million of write-downs to fair market value for the GSF Arctic II and GSF Arctic IV semisubmersible rigs held for sale and

•	$43 million of discrete tax items, payments associated with the merger of Transocean and GlobalSantaFe Corporation and losses on the retirement of debt.

First quarter 2008 reported income included certain net charges, after-tax, totaling $30 million, or $0.09 per diluted share, consisting of $27 million in discrete tax items, $1 million in merger-related costs and a $2 million loss related to the retirement of debt.

Operations Quarterly Review

Revenues for the three months ended March 31, 2009 decreased 4.6 percent to $3.118 billion compared to revenues of $3.270 billion during the three months ended December 31, 2008. Of the $152 million quarter-to-quarter decrease, $127 million reflected a decline in integrated services and other revenue and $29 million resulted from reduced contract drilling intangible revenues.

Operating and maintenance expenses for the three months ended March 31, 2009 were $1.171 billion compared to $1.408 billion for the prior three-month period, a decrease of $237 million or 16.8 percent. The quarter-to-quarter decline in operating and maintenance costs consisted of $92 million from reduced non-drilling activity, $77 million related to a reduction in shipyard and maintenance projects and the remainder related to reductions in a variety of items including bad debt expense, strengthening of the U.S. dollar and decreases in drilling activity.

Depreciation, depletion and amortization totaled $355 million in the first quarter of 2009, a decrease of 10.4 percent compared to $396 million in the fourth quarter of 2008. The $41 million quarter-to-quarter decrease resulted primarily from the cumulative effect of various adjustments related to the merger with GlobalSantaFe made during fourth quarter 2008 that did not recur in the first quarter 2009.

General and administrative expenses decreased 5.1 percent to $56 million for the first quarter of 2009 compared to $59 million for the fourth quarter 2008. The decrease primarily reflects a reduction in costs related to the company’s move to Switzerland incurred in the first quarter of 2009 compared to the fourth quarter 2008.

Interest Expense and Liquidity

Interest expense, net of amounts capitalized, for the first quarter of 2009 totaled $136 million compared to $167 million for the fourth quarter of 2008. The decrease in interest expense included $16 million from increased capitalized interest and $11 million from lower interest rates and lower balances in our commercial paper program.

During the first quarter 2009, Transocean adopted Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), which requires the company to separately account for the liability and equity components of its convertible debt instruments and to reflect interest expense at its market rate of borrowing. For the first quarter 2009, interest expense, net of amounts capitalized, included a non-cash increase of approximately $45 million resulting from the adoption of FSP APB 14-1. For the full year 2009, interest expense, net of amounts capitalized, is expected to include a non-cash increase of $176 million resulting from the adoption of FSP APB 14-1.

First quarter 2008 results are presented as adjusted for the retrospective application of FSP APB 14-1. For the first quarter 2008, interest expense, net of amounts capitalized, included a non-cash increase of $40 million resulting from the retrospective application of FSP APB 14-1. For the full year 2008, retrospective application of FSP APB 14-1 will result in a non-cash increase to interest expense, net of amounts capitalized, of $171 million. Additionally, the retrospective application of FSP APB 14-1 to our balance sheet as of March 31, 2008 caused our total assets to decrease by $5 million, our liabilities to decrease by $776 million and our equity to increase by $771 million.

As of March 31, 2009, total debt was $12.964 billon, compared to total debt of $13.557 billion as of December 31, 2008 (as adjusted for FSP APB 14-1). The decrease in total debt of $593 million during the first quarter 2009 resulted primarily from debt repayments, partially offset by additional borrowings under our joint venture credit facilities and increased amortization of discounts and fair value adjustments. The retrospective application of FSP APB 14-1 to our balance sheet as of December 31, 2008 caused our total assets to increase by $11 million, our liabilities to decrease by $629 million and our equity to increase by $640 million.

Cash flow from operating activities totaled $1.441 billion for the first quarter of 2009 compared to $1.196 billion for the fourth quarter of 2008.

Effective Tax Rate

Transocean’s reported Effective Tax Rate(1) of 21.1 percent for the first quarter of 2009 reflects the unfavorable impact of the write-down of rigs to fair market value, as described above, as well as various discrete tax items of $36 million which primarily resulted from changes in estimates. Excluding these various discrete items, the Annual Effective Tax Rate(2) for the first quarter of 2009 was 15.2 percent.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. Eastern time, 4:00 p.m. Swiss time, on May 6, 2009. To participate, dial 913-312-1522 and refer to confirmation code 1643292 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor

(1)	Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”
(2)

Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains on sales and similar items pursuant to Financial Accounting Standards Board Interpretation No. 18. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Relations/News & Events/Webcasts & Presentations.” A file containing five charts to be discussed during the conference call, titled “1Q09 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/News & Events/Webcasts & Presentations.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. Eastern time, 7:00 p.m. Swiss time, on May 6, 2009 and can be accessed by dialing 719-457-0820 and referring to the passcode 1643292. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 136 mobile offshore drilling units plus 10 announced ultra-deepwater newbuild units, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 28 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

###	09-12

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended March 31,
	2009	2008
		(As adjusted)
Operating revenues
Contract drilling revenues	$2,834	$2,632
Contract drilling intangible revenues	104	224
Other revenues	180	254

	3,118	3,110

Costs and expenses
Operating and maintenance	1,171	1,157
Depreciation, depletion and amortization	355	367
General and administrative	56	49

	1,582	1,573

Impairment loss	(221)	—
Gain from disposal of assets, net	4	3

Operating income	1,319	1,540

Other income (expense), net
Interest income	1	13
Interest expense, net of amounts capitalized	(136)	(177)
Other, net	6	(8)

	(129)	(172)

Income before income taxes	1,190	1,368
Income tax expense	251	218

Net income	939	1,150
Net income (loss) attributable to noncontrolling interest	(3)	1

Net income attributable to controlling interest	$942	$1,149

Earnings per share
Basic	$2.94	$3.62
Diluted	$2.93	$3.58

Weighted average shares outstanding
Basic	319	317
Diluted	320	321

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	March 31, 2009	December 31, 2008
		(As adjusted)
ASSETS
Cash and cash equivalents	$1,302	$963
Short-term investments	112	333
Accounts receivable, net of allowance for doubtful accounts of $115 and $114 at March 31, 2009 and December 31, 2008, respectively	2,884	2,864
Materials and supplies, net of allowance for obsolescence of $54 and $49 at March 31, 2009 and December 31, 2008, respectively	458	432
Deferred income taxes, net	50	63
Assets held for sale	244	464
Other current assets	165	230

Total current assets	5,215	5,349

Property and equipment	26,373	25,836
Less accumulated depreciation	5,319	4,975
Property and equipment, net	21,054	20,861
Goodwill	8,134	8,128
Other assets	856	844

Total assets	$35,259	$35,182

LIABILITIES AND EQUITY
Accounts payable	$745	$914
Accrued income taxes	299	317
Debt due within one year	2,040	664
Other current liabilities	705	806

Total current liabilities	3,789	2,701

Long-term debt	10,924	12,893
Deferred income taxes, net	673	666
Other long-term liabilities	1,753	1,755

Total long-term liabilities	13,350	15,314

Commitments and contingencies

Shares, CHF 15.00 par value, 502,852,947 authorized, 167,617,649 contingently authorized, 335,235,298 issued and 320,004,924 outstanding at March 31, 2009 and 502,852,947 authorized, 167,617,649 contingently authorized, 335,235,298 issued and 319,262,113 outstanding at December 31, 2008	4,455	4,444
Additional paid-in capital	7,344	7,313
Accumulated other comprehensive loss	(448)	(420)
Retained earnings	6,769	5,827

Total controlling interest shareholders’ equity	18,120	17,164

Noncontrolling interest	—	3

Total equity	18,120	17,167

Total liabilities and equity	$35,259	$35,182

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended March 31,
	2009	2008
		(As adjusted)
Cash flows from operating activities
Net income	$939	$1,150
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of drilling contract intangibles	(104)	(224)
Depreciation, depletion and amortization	355	367
Share-based compensation expense	19	22
Gain from disposal of assets, net	(4)	(3)
Impairment loss	221	—
Amortization of debt issue costs, discounts and premiums, net	52	41
Deferred revenue, net	(6)	18
Deferred expenses, net	2	16
Deferred income taxes	6	(25)
Other, net	11	1
Changes in operating assets and liabilities	(50)	119

Net cash provided by operating activities	1,441	1,482

Cash flows from investing activities
Capital expenditures	(708)	(769)
Proceeds from disposal of assets, net	8	254
Proceeds from distributions from short-term investments	221	—
Joint ventures and other investments, net	—	(3)

Net cash used in investing activities	(479)	(518)

Cash flows from financing activities
Change in short-term borrowings, net	(24)	(4)
Proceeds from debt	88	1,976
Repayments of debt	(600)	(2,633)
Payments for repurchase of convertible senior notes	(102)	—
Payments for exercise of warrants, net	—	(4)
Proceeds from share-based compensation plans, net	17	27
Other, net	(2)	—

Net cash used in financing activities	(623)	(638)

Net increase in cash and cash equivalents	339	326
Cash and cash equivalents at beginning of period	963	1,241

Cash and cash equivalents at end of period	$1,302	$1,567

TRANSOCEAN LTD.

FLEET OPERATING STATISTICS

	Operating Revenues ($ Millions) (1)
	Three months ended
	March 31, 2009	December 31, 2008	March 31, 2008
Contract Drilling Revenues
High-Specification Floaters:
Ultra-Deepwater Floaters	$702	$673	$608
Deepwater Floaters	413	331	325
Harsh Environment Floaters	158	164	150
Total High-Specification Floaters	1,273	1,168	1,083
Midwater Floaters	708	797	675
High-Specification Jackups	151	146	157
Standard Jackups	689	709	711
Other Rigs	13	10	6
Subtotal	2,834	2,830	2,632
Contract Intangible Revenue	104	133	224
Other Revenues
Client Reimbursable Revenues	50	51	48
Integrated Services and Other	53	49	43
Drilling Management Services	70	194	139
Oil and Gas Properties	7	13	24
Subtotal	180	307	254
Total Company	$3,118	$3,270	$3,110

	Average Dayrates (1)
	Three months ended
	March 31, 2009	December 31, 2008	March 31, 2008
High-Specification Floaters:
Ultra-Deepwater Floaters	$451,000	$423,600	$380,800
Deepwater Floaters	$336,900	$299,000	$284,100
Harsh Environment Floaters	$351,100	$358,900	$344,000
Total High-Specification Floaters	$393,800	$370,500	$340,900
Midwater Floaters	$314,700	$329,200	$292,300
High-Specification Jackups	$169,500	$169,100	$173,800
Standard Jackups	$156,400	$156,100	$146,200
Other Rigs	$46,700	$37,800	$21,200
Total Drilling Fleet	$256,500	$251,500	$228,400

	Utilization (1)
	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
High-Specification Floaters:
Ultra-Deepwater Floaters	96%	96%	98%
Deepwater Floaters	85%	75%	79%
Harsh Environment Floaters	100%	100%	96%
Total High-Specification Floaters	92%	88%	90%
Midwater Floaters	89%	92%	88%
High-Specification Jackups	99%	94%	99%
Standard Jackups	89%	90%	93%
Other Rigs	99%	99%	100%
Total Drilling Fleet	91%	90%	91%

(1)	Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Ltd. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

Operating Income Before General and Administrative Expense

to Field Operating Income

(In millions)

	Three months ended
	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
Operating revenue	$3,118	$3,270	$3,110
Operating and maintenance expense	1,171	1,408	1,157
Depreciation, depletion and amortization	355	396	367
Impairment loss	221	320	—
(Gain) loss from disposal of assets, net	4	3	(3)

Operating income before general and administrative expense	1,367	1,143	1,589
Add back (subtract):
Depreciation, depletion and amortization	355	396	367
Impairment loss	221	320	—
(Gain) loss from disposal of assets, net	4	3	(3)

Field operating income	$1,947	$1,862	$1,953

Transocean Ltd. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In millions)

	Three months ended
	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
		(As adjusted)
Income before income taxes	$1,190	$963	$1,368
Add back (subtract):
Impairment loss	221	326	—
Change to estimated useful lives of certain GSF rigs	—	46	—
Sedco 712 bad debt provision	—	23	—
Inventory obsolescence provision	—	21	—
GSF Merger related costs	6	2	—
Contract termination fee - Transocean Nordic	—	(17)	—
Income from TODCO tax sharing agreement	—	(4)	—
Loss on retirement of debt	2	—	—

Adjusted income before income taxes	1,419	1,360	1,368

Income tax expense	251	210	218
Add back (subtract):
GSF Merger related costs	1	—	—
Impairment loss	—	17	—
Sedco 712 bad debt provision	—	6	—
Materials and supplies obsolescence provision	—	3	—
Changes in estimates (1)	(37)	(14)	(27)

Adjusted income tax expense (2)	$215	$222	$191

Effective Tax Rate (3)	21.1%	21.8%	15.9%

Annual Effective Tax Rate (4)	15.2%	16.3%	14.0%

(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in deferred taxes valuation allowances on deferred taxes and other tax liabilities.
(2)	The three months ended Dec. 31, 2008 include $28 million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.
(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)	Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains on sales and similar items pursuant to Financial Accounting Standards Board Interpretation No. 18.